Exhibit 10.48

PARTICIPATION AGREEMENT
[OCS-G 27927, Ship Shoal Block 263, South Addition]

This Participation Agreement (“Agreement”) is entered into as of October 9, 2008, by and between Contango Offshore Exploration LLC (“COE”), a Delaware limited liability company, whose address is 3700 Buffalo Speedway, Suite 960, Houston, Texas 77098, and Contango Operators, Inc. (“COI”), a Delaware corporation, whose address is 3700 Buffalo Speedway, Suite 960, Houston, Texas 77098. COE and COI are hereinafter each individually referred to as “Party” and collectively referred to as the “Parties”.

WITNESSETH:

WHEREAS, COE is engaged in the business of the acquisition, exploration and exploitation of oil and gas reserves situated on the outer continental shelf of the Gulf of Mexico (“OCS”) and onshore and in the coastal waters of the States of Louisiana and Texas;

WHEREAS, COE is the owner of an undivided 75%, and COI is the owner of an undivided 25%, record title interest (including operating rights) in and to that certain federal offshore lease bearing serial number OCS-G 27927, granted by the United States of America, as Lessor, in favor of COE, as Lessee, dated effective as of June 1, 2006, affecting all of Block 263, Ship Shoal Area, South Addition, OCS Leasing Map, Louisiana Map No. 5A (the “Lease”); and

WHEREAS, COI desires to participate with COE in connection with the drilling of an exploratory well on the Lease and thereby acquire interests in and to the Lease, all as more particularly set forth hereafter.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, benefits and promises hereinafter set forth, and upon all of the terms and conditions set forth in this Agreement, the Parties do hereby and by these presents agree to the following:

ARTICLE I
DEFINITIONS

The following terms, when used in this Agreement, or any Exhibit hereto, shall have the following meanings, to-wit:

1.1    Acquisition Costs shall mean all direct costs and expenses of acquiring and/or maintaining the Lease, including, without limitation, broker costs and expenses, bonus and rental payments, leasing and recording fees and title examination expenses.

1.2    Base Royalty shall mean the lessor’s royalty reserved in the Lease.

1.3    Casing Point shall mean such time as the Test Well has been drilled to the Objective Depth, logged, evaluated and sufficient tests have been run in order that a determination may be made to either set production casing or to plug and abandon the Test Well as a dry hole.

1.4    Effective Date shall mean October 9, 2008.

1.5    JEX Employee ORRI shall mean an overriding royalty interest equal to 3.33333% of 8/8 affecting production attributable to the Lease that has been assigned or will be assigned by REX to certain employees of Juneau Exploration, L.P. (“JEX”), as designated by JEX, prior to the execution by REX of any transfers of interests in the Lease pursuant to the terms of this Agreement.

1.6    MMS shall mean the United States Department of the Interior, Minerals Management Service.

1.7    Objective Depth shall mean the depth at which the Test Well must be drilled as provided in Section 3.1 of this Agreement.

1.8    Operating Agreement or JOA shall mean the Joint Operating Agreement attached hereto as Exhibit A that shall govern operations conducted on the Lease, except as otherwise expressly provided for herein.

1.9    Operator shall mean the party recognized by the MMS as the designated operator of the Lease pursuant to duly executed and filed MMS Form 1123 (or any replacement form as required by the MMS).

1.10    Post-Casing Point shall mean such time as the Test Well for a Prospect has been drilled to the Objective Depth, logged, evaluated and tested and either (a) plugged and abandoned as a dry hole (including removal of equipment and restoration of the leased premises) or (b) completed for initial production of hydrocarbons, including setting production casing, perforating the casing, stimulating the well and conducting production tests, installing, as applicable, caissons, well protectors, platforms, flowlines, pipelines, production facilities and all other equipment and facilities necessary to obtain production of hydrocarbons from the Test Well (or any substitute therefore) and actual production of hydrocarbons has commenced.

1.11    Prospect shall mean an area and depth within which there is expected to occur a commercial accumulation of oil and/or gas in a specific structural or stratigraphic trap.

1.12    Prospect Fee shall mean the sum of 75% of Two Hundred Fifty Thousand Dollars ($250,000.00), payable to REX or its designee. In the absence of an express agreement in writing to the contrary, the Prospect Fee is not subject to proportionate reduction and is non-refundable.

1.13    Sunk Costs shall mean all Acquisition Costs and all geological and geophysical costs directly associated with a Prospect underlying the Lease, together with all data, data acquisition and processing costs directly related to such Prospect.

1.14    Term shall mean a twelve (12) month period commencing the Effective Date, together with such additional extensions to said twelve (12) month period as the Parties may expressly agree to in writing. If the Test Well is timely commenced and drilled pursuant to the provisions of Section 4.1, the Term of this Agreement shall be extended and shall remain in effect so long as the Operating Agreement pertaining to the Lease is in force and effect.

1.15    Test Well shall mean the first well (including any substitute therefore) drilled on the Lease pursuant to and during the Term of this Agreement.

ARTICLE II
REPRESENTATIONS

2.1    COE represents that it is the owner, of record, of the Lease and that the Lease is currently in full force and effect in accordance with its terms.

2.2    COE represents that its interest in and to the Lease is burdened only by the Base Royalty and by the JEX Employee ORRI. COI’s undivided 25% interest in and to the Lease, and any interest in and to the Lease to which COI is entitled as a result of the terms and provisions of this Agreement, will be subject to and bear a proportionate share of such burdens on production.

ARTICLE III
NOTIFICATION OF PROSPECT

3.1    During the Term of this Agreement, COE shall endeavor to identify a Prospect underlying the Lease suitable for the drilling of a test well (“Test Well”). Upon identifying such Prospect, COE shall provide written notice to COI of same (“Prospect Notification”) and, to the extent COE is reasonably able, the Prospect Notification shall include, among other useful information that COE deems appropriate, the following:

•	a map or plat depicting the outline of the lands included in the Prospect; and

•	the minimum depth interval to be drilled and tested with respect to the Test Well for the Prospect (“Objective Depth”).

3.2    COE, upon providing COI with the Prospect Notification, shall promptly thereafter execute such governmental forms as are required in order that COI is recognized by the MMS as Operator of the Lease.

3.3    COI, upon receipt from COE of the Prospect Notification, shall promptly thereafter tender the Prospect Fee to COE or such other party as COE may so designate in writing.

ARTICLE IV
TEST WELL

4.1    On or before the expiration of the Term of this Agreement subject, however, to rig availability and obtaining requisite governmental permits, COI shall commence, or cause to be commenced, the drilling of the Test Well, at a location on the Lease mutually acceptable to the Parties, and shall prosecute same in a diligent and workmanlike manner to the Objective Depth. In the event the Test Well does not reach the Objective Depth due to encountering impenetrable substances or mechanical conditions beyond COI’s reasonable control, the Parties shall have the option, but not the obligation, to commence the drilling of a substitute well at a mutually acceptable location on the Lease. Any such substitute well drilled hereunder shall, upon its commencement, thereafter be deemed the Test Well.

4.2    With respect to the drilling of the Test Well, COE shall be entitled to an undivided 10% of 75%, being 7.5%, working interest (including record title and operating rights) free and clear of all costs and expenses associated with the Test Well until Post-Casing Point (such undivided 10% of 75% interest until Post-Casing Point is referred to hereafter as the “Carried Interest”). COI, as Operator, will bear all costs and expenses attributable to such Carried Interest prior to Post-Casing Point, together with all costs and expenses pertaining to the Test Well attributable to the remaining undivided 92.5% working interest, subject, however, to the provisions of Section 4.3 below.

4.3    COI, as Operator, shall notify COE once Casing Point has been reached with respect to the Test Well and within forty-eight (48) hours, inclusive of Saturdays, Sundays and federal holidays, of receipt of COI’s Casing Point notification, COE may elect to either (a) increase its interest in the Lease, and the Test Well, by an additional undivided 25% of 75%, being 18.75%, working interest ( in addition to its Carried Interest), free and clear of all costs and expenses attributable to the Test Well prior to Casing Point, or (b) retain its undivided 10% of 75% Carried Interest. If at Casing Point, COI, pursuant to the Operating Agreement, elects to temporarily abandon or to plug and abandon the Test Well and COE elects to participate in a different operation, COI shall not be responsible for costs and expenses attributable to COE’s Carried Interest accruing thereafter to Post-Casing Point.

ARTICLE V
OPERATING AGREEMENT; INSURANCE

5.1    COI shall serve as Operator of the Lease and, except as otherwise provided in this Agreement, all operations hereunder shall be conducted in accordance with the terms and provisions of the Operating Agreement. In the event of a conflict or inconsistency between the terms and conditions contained in this Agreement and those set forth in the Operating Agreement, this Agreement shall control and prevail.

5.2    Each Party hereto agrees to execute the Operating Agreement, and all documents provided for therein requiring execution by the Parties, contemporaneously with its execution of this Agreement.

5.3    Notwithstanding anything to the contrary set forth in this Agreement, or in the Operating Agreement, the Non-consent penalty in Article XII of the Operating Agreement shall not be applicable to any operation conducted in or associated with the Test Well on the Lease prior to such well reaching Post-Casing Point. Any Party who elects not to participate in operations through Post-Casing Point in the Test Well shall relinquish all of its working interest (including record title and operating rights) in and to the Lease to the Participating Party or Parties in such well as to such operations.

5.4    Operator shall provide and maintain the insurance set forth in Exhibit “B” (insurance provisions) to the Operating Agreement and shall charge each Party its proportionate share of the costs of the coverage. No other insurance shall be carried for the benefit of the Parties under the Operating Agreement, except as provided in Exhibit “B” thereto. Any deductibles or deficiencies in the insurance provisions of Operator or of Operator’s contractors and subcontractors shall be the sole responsibility of each Party.

ARTICLE VI
PAYMENT OF COSTS, ASSIGNMENT OF INTEREST

6.1    Upon execution of this Agreement, COI shall pay to COE one hundred percent (100%) of the then accrued Acquisition Costs, less and except any portion of the Acquisition Costs that have previously been reimbursed to REX, and thereafter shall be entitled to an assignment of an undivided 10% of 75%, being 7.5%, working interest (including record title and operating rights) in and to the Lease, subject to its proportionate share of the Base Royalty and the JEX Employee ORRI, as provided below.

6.2    Upon commencement of drilling operations with respect to the Test Well, COI shall pay to COE one hundred percent (100%) of the Sunk Costs, less and except any portion of the Acquisition Costs that have previously been reimbursed to COE. Upon such payment, COI shall be entitled to an assignment of an undivided 60% working interest (including record title and operating rights) in and to the Lease, subject to its proportionate share of the Base Royalty and the JEX Employee ORRI subject, however, to the right of COE to back-in for an additional undivided 25% of 75%, being 18.75%, working interest (including record title and operating rights) in and to the Lease at Casing Point pursuant to Section 4.3 above.

6.3    Notwithstanding anything to the contrary set forth in this Agreement, no transfers or assignments of an interest in the Lease to COI from COE shall be made pursuant to this Agreement until after the Casing Point election provided for in Section 4.3 above has been made.

ARTICLE VII
GENERAL PROVISIONS

7.1    Amendments. This Agreement shall not be modified or amended except by the mutual agreement of the Parties in writing. No action or failure to act on the part of any Party shall be construed as a modification or amendment to, or a waiver of, any of the provisions of this Agreement.

7.2    No Waiver. Either Party’s failure to enforce any of the provisions set forth in this Agreement shall effect a waiver of any violation thereof nor preclude enforcement of that or any other provisions hereof at that or any other time.

7.3    Audit Rights. Upon written notice to a Party, either Party (“Requesting Party”) may examine the accounts or records of the other Party from time to time during normal business hours required to verify a Party’s compliance with the financial obligations assumed by that Party in this Agreement. Such examination shall be made directly by the Requesting Party at its expense or through an independent accounting firm of the Requesting Party’s choice retained at the Requesting Party’s expense.

7.4    Severability. Every provision in this Agreement is intended to be severable. If any term or provision hereof is held by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, all of the remaining terms and provisions of this Agreement shall nevertheless remain in full force and effect.

7.5    Further Assurances. Each Party agrees to execute and deliver all such additional documents and instruments and to perform such additional acts as may be reasonably necessary or appropriate to effectuate and perform all of the terms and provisions of this Agreement.

7.6    Surviving Obligation. THE TERMINATION OF THIS AGREEMENT SHALL NOT RELIEVE ANY PARTY HERETO FROM ANY EXPENSE, LIABILITY OR OTHER OBLIGATION OR ANY REMEDY THEREFORE WHICH HAS ACCRUED OR ATTACHED PRIOR TO THE DATE OF SUCH TERMINATION.

7.7    No Partnership or Joint Venture. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a mining or other partnership of any kind, joint venture or association, trust or other character of business entity recognizable in law for any purpose. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee of any other Party for any purpose whatsoever, except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries, except as may be expressly provided in this Agreement.

7.8    Counterpart Execution. This Agreement may be executed by signing the original or a counterpart hereof. If this Agreement is executed in counterparts, all counterparts taken together shall have the effect as if all Parties had signed the same instrument. No Parties shall be bound by this Agreement unless and until all Parties have executed and delivered a counterpart or the original hereof.

7.9    Notices. All notices authorized or required from or to a Party pursuant to this Agreement, unless otherwise specifically provided, shall be in writing and delivered in person or by United States mail, overnight express delivery, courier service, or facsimile (with receipt confirmed), postage or charges prepaid, and addressed to such Party at the address set forth above.
[Signature Page Follows]

IN WITNESS WHEREOF, this instrument is executed by each of the Parties as of the date first above written.

Contango Offshore Exploration LLC By: /s/ BRAD JUNEAU Name: Brad Juneau Title: President	Contango Operators, Inc. By: /s/ KENNETH R. PEAK Name: Kenneth R. Peak Title: Chairman and CEO

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